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                                                                     EXHIBIT 99

                  XYVISION COMPLETES CORPORATE RESTRUCTURING



     READING, Mass.--Jan. 4, 1999--Xyvision, Inc. (OTCBB:XYVI) today announced that it has completed its previously announced corporate restructuring plan pursuant to which substantially all of the assets of Xyvision's publishing business have been transferred to a newly formed wholly owned subsidiary named Xyvision Enterprise Solutions, Inc. (XyEnterprise), while the majority of its liabilities, including obligations under its $12.2 million (as amended) line of credit with Tudor Trust, will remain with Xyvision. The Company will operate its publishing business through XyEnterprise, utilizing the same management team, employees and assets.

     Pursuant to the restructuring, which was completed on December 31, 1998, Tudor Trust, the largest stockholder and creditor of Xyvision, converted $1,750,000 of the outstanding indebtedness under the line of credit into 175,000 shares of a newly designated Series C Preferred Stock of Xyvision (which are convertible into 1,750,000 shares of Xyvision Common Stock). An additional $5,000,000 of the outstanding indebtedness under the line of credit will become convertible into shares of Series C Preferred Stock in June 1999 at the option of Tudor Trust at the conversion ratio of $10.00 per share. The interest rate on the convertible portion of the line of credit has been reduced from 8% to 6%. In addition, Tudor Trust has released its liens on the assets of Xyvision that were transferred to XyEnterprise, while taking a security interest in the stock of XyEnterprise held by Xyvision. Tudor Trust has also waived all defaults under its existing line of credit with Xyvision. Repayment of obligations under the line of credit will be due on March 31, 2000.

     Tudor Trust has surrendered for cancellation all of its Common Stock Purchase Warrants, covering an aggregate of 4,956,000 shares of Common Stock at various exercise prices. Independently of Xyvision, Tudor has made an offer to certain holders of Xyvision's outstanding 6% Convertible Subordinated Debentures, 15% Promissory Notes and 4% Promissory Notes to purchase such securities at 10% of their face amount. Tudor Trust has agreed to reduce Xyvision's liability with respect to such securities to the purchase price paid by Tudor Trust.

     Tudor Trust has provided XyEnterprise with a $1,000,000 line of credit, as well as invested $1,000,000 to purchase 400,000 shares of series A Preferred Stock of XyEnterprise.

     This transaction is the culmination of a restructuring plan aimed at reducing Xyvision's debt and refocusing on the Company's core publishing activities, which plan has also included a September transaction in which the Company sold essentially all of the assets of its Contex pre-press business to Barco Graphics.


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